Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement No. 333-240381 on Form S-11 of Broadstone Net Lease, Inc. of our report dated February 27, 2020 relating to the Carve-Out Financial Statements of the Acquired Manager of Broadstone Net Lease, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Rochester, New York

September 8, 2020